Exhibit 10.3(l)

RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO THE
AMENDED AND RESTATED MASONITE INTERNATIONAL CORPORATION 2012 EQUITY INCENTIVE PLAN
UNITED STATES

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Participant:            Lawrence P. Repar

Grant Date:        December 22, 2015

Number of Restricted Stock Units Granted:     12,212

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THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Masonite International Corporation, a British Columbia corporation (the “Company”), and the Participant specified above, pursuant to the Amended and Restated Masonite International Corporation 2012 Equity Incentive Plan (as may be amended from time to time, the “Plan”), which is administered by the Committee; and
WHEREAS, it has been determined under the Plan that the Company will grant the Restricted Stock Units (“RSUs”) provided herein to the Participant.
NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:
1.Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the grant of the RSUs hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of this Agreement shall control.
2.    Grant of Restricted Stock Unit Award. The Company hereby grants to the Participant, as of the Grant Date specified above, the number of RSUs specified above. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason. The Participant shall not have the rights of a stockholder in respect of the shares of Common Stock underlying this Award until such shares are delivered to the Participant in accordance with Section 4.
3.    Vesting.
(a)    General. Provided that the Participant is actively employed by the Company and/or one of its Subsidiaries or Affiliates on each such vesting date and except as otherwise provided in this Section 3, RSUs subject to this grant shall vest as follows: 25% on December 22, 2017, 25% on December 22, 2018 and 50% on December 22, 2019.
(b)    Certain Terminations.
(i)    Subject to Section 3(c), if at any time following November 3, 2018, the Participant incurs a Termination for any reason other than either by the Company for Cause or by reason of the Participant’s death or Disability, all unvested RSUs shall continue to vest in accordance with the schedule set forth in Section 3(a), provided, that the Participant complies with the restrictive covenants set forth in Section 7 hereof.
(ii)    All unvested RSUs shall immediately become vested upon a Termination due to (A) the Participant’s death or (B) the Participant’s Disability.
(c)    Change in Control. Notwithstanding anything to the contrary set forth in Section 3(a) or 3(b) hereof, if (i) (x) a Change in Control occurs on or prior to November 3, 2018, and (y) within thirty (30) days prior to or twenty four (24) months following the completion of such Change in Control or at any time prior to such Change in Control at the request of a prospective purchaser whose proposed purchase would constitute a Change in Control upon its completion, the Company, or any of its Subsidiaries, terminates the Participant’s employment without Cause or the Participant terminates employment for Good Reason, all unvested RSUs shall immediately become vested, and (ii) a Change in Control occurs at any time after November 3, 2018 and prior to December 22, 2019, all unvested RSUs shall immediately become vested upon the occurrence of such Change in Control. For the avoidance of doubt, all references to a Termination of the Participant’s employment “without Cause” in this Agreement shall, to the extent applicable, include any Termination due to the expiration of the employment term under the Participant’s Employment Agreement (as defined below) following notice of nonrenewal thereof by the Company.
(d)    Forfeiture. Subject to Section 3(b) and 3(c), all unvested RSUs shall be immediately forfeited upon the Participant’s Termination for any reason.
(e)     Committee Discretion to Accelerate Vesting. Notwithstanding the foregoing and solely with respect to the RSUs that are scheduled to vest on December 22, 2017 as set forth in Section 3(a), the Committee may, in its sole discretion, provide for accelerated vesting of such RSUs at any time and for any reason.
4.    Delivery of Shares of Common Stock.

(a)    General. Subject to Section 4(b) hereof and Section 14.16 of the Plan, the Company shall deliver to the Participant the aggregate shares of Common Stock underlying the outstanding RSUs within thirty (30) days following such vesting date. In connection with the delivery of the shares of Common Stock pursuant to this Agreement, the Participant agrees to execute any documents reasonably requested by the Company. In no event shall the Participant be entitled to receive any shares of Common Stock with respect to any unvested or forfeited portion of the RSUs.
(b)    Blackout Periods. If the Participant is subject to any Company “blackout” policy or other trading restriction imposed by the Company on the date such distribution would otherwise be made pursuant to Section 4(a), the Company may elect to delay such distribution until the date the Participant is not subject to any such policy or restriction or such earlier or later date as required by applicable law, consistent with the requirements of Section 409A of the Code.
(c)    Deferrals. If permitted by the Company, the Participant may elect, subject to the terms and conditions of the Plan and any other applicable written plan or procedure adopted by the Company from time to time for purposes of such election, to defer the distribution of all or any portion of the shares of Common Stock that would otherwise be distributed to the Participant hereunder (the “Deferred Shares”), consistent with the requirements of Section 409A of the Code. Upon the vesting of RSUs that have been so deferred, the applicable number of Deferred Shares shall be credited to a bookkeeping account established on the Participant’s behalf (the “Account”). Subject to Section 6 below, the number of shares of Common Stock equal to the number of Deferred Shares credited to the Participant’s Account shall be distributed to the Participant in accordance with the terms and conditions of the Plan and the other applicable written plans or procedures of the Company, consistent with the requirements of Section 409A of the Code.
5.    Dividends and Other Distributions. The Participant shall be entitled to receive all dividends and other distributions paid with respect to the shares of Common Stock underlying the RSUs, provided that any such dividends or other distributions will be subject to the same vesting requirements as the underlying RSUs and shall be paid at the time the shares of Common Stock are delivered pursuant to Section 4. If any dividends or distributions are paid in shares of Common Stock with respect to unvested shares, the shares of Common Stock shall be deposited with the Company and shall be subject to the same restrictions on transferability and forfeiture as the RSUs with respect to which they were paid.
6.    Forfeiture and Clawback. In the event the Company determines that the Participant has (i) materially violated any of the provisions set forth in Section 7 hereof and has failed to cure such violation within fifteen (15) days of written notice that is given within thirty (30) days of the Company becoming aware of such violation, or (ii) engaged in Detrimental Misconduct or Financial Misconduct, unless otherwise determined by the Company, the following shall result:
(a)    any outstanding RSUs, whether vested or unvested, shall immediately be terminated and forfeited for no consideration,
(b)    if the shares of Common Stock subject to this Agreement have been distributed to the Participant (or any transferee permitted pursuant to Section 8(b) hereof) and the

Participant (or transferee, as applicable) no longer holds some or all of such shares, the Participant shall repay to the Company, in cash, within five (5) business days after demand is made therefore by the Company (which must be made within thirty (30) days of such failure to cure), an amount equal to the sum of (I) the total amount of any cash previously paid to the Participant hereunder; and (II) the total amount of any value received by the Participant upon any disposition of any shares of Common Stock paid to the Participant hereunder; and
(c)    if the shares of Common Stock subject to this Agreement have been distributed to the Participant and the Participant (or any transferee permitted pursuant to Section 8(b) hereof) continues to hold some or all of such shares of Common Stock, the Participant or such transferee shall forfeit and transfer to the Company for no consideration such shares. If the Participant or such transferee fails to deliver all or any of the shares of Common Stock upon the Company’s demand, then the Secretary of the Company shall be authorized to effect the Company’s repurchase of such shares of Common Stock on the Company’s books and records, without further notice with zero value being paid to the Participant.
7.    Restrictive Covenants. As a condition to the receipt of the RSUs and/or the delivery of shares of Common Stock hereunder, the Participant agrees as follows:
(a)    Confidentiality, Non-Disclosure and Non-Competition Agreement. The Company and the Participant acknowledge and agree that during the Participant's employment with the Company, the Participant will have access to and may assist in developing Confidential Information and will occupy a position of trust and confidence with respect to the affairs and business of the Company and its Affiliates. The Participant agrees that the obligations set forth in this Section 7 are necessary to preserve the confidential and proprietary nature of Confidential Information and to protect the Company and its Affiliates against harmful solicitation of employees and customers, harmful competition and other actions by the Participant that would result in serious adverse consequences for the Company and its Affiliates.
(b)    Non-Disclosure. During and after the Participant's employment with the Company, the Participant will not use, disclose, copy or transfer any Confidential Information other than as authorized in writing by the Company or within the scope of the Participant's duties with the Company as determined reasonably and in good faith by the Participant. Anything herein to the contrary notwithstanding, the provisions of this Section 7(b) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Participant to disclose or make accessible any information; provided that prior to any such disclosure the Participant shall provide the Company with prompt written notice of the requirements to disclose and an opportunity to seek an appropriate protective order or other relief and/or to object to such disclosure and the Participant shall cooperate with the Company in filing such objection; or (ii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Participant's violation of this Section 7(b). Nothing in this Agreement shall prohibit or impede the Participant from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided, that in each case such communications and disclosures are consistent with applicable law. The Participant does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. Notwithstanding the foregoing, under no circumstance is the Participant authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product or the Company’s trade secrets without the prior written consent of the Company’s General Counsel.
(c)    Materials. The Participant will use Confidential Information only for normal and customary use in the Company's business, as determined reasonably and in good faith by the Company. The Participant will return to the Company all Confidential Information and copies thereof and all other property of the Company or any of its Affiliates at any time upon the request of the Company and in any event immediately after termination of the Participant's employment. The Participant agrees to identify and return to the Company any copies of any Confidential Information after the Participant ceases to be employed by the Company. Anything to the contrary notwithstanding, nothing in this Section 7 shall prevent the Participant from retaining a home computer (provided all Confidential Information has been removed), papers and other materials of a personal nature, including diaries, calendars and Rolodexes, information relating to his/her compensation or relating to reimbursement of expenses, information that may be needed for tax purposes, and copies of plans, programs and agreements relating to his/her employment.
(d)    No Solicitation or Hiring of Employees. During the Non-Compete Period, the Participant shall not solicit, entice, persuade or induce any individual who is employed by the Company or its Affiliates (or who was so employed within twelve (12) months prior to the Participant's action) to terminate or refrain from continuing such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or its Affiliates, and the Participant shall not hire, directly or indirectly, for himself or any other person, as an employee, consultant or otherwise, any such person. Anything to the contrary notwithstanding, the Company agrees that (i) the Participant's responding to an unsolicited request from any former employee of the Company for advice on employment matters and (ii) the Participant's responding to an unsolicited request for an employment reference regarding any former employee of the Company from such former employee, or from a third party, by providing a reference setting forth his/her personal views about such former employee, shall not be deemed a violation of this Section 7(d); in each case, to the extent the Participant does not encourage the former employee to become employed by a company or business that employs the Participant or with which the Participant is otherwise associated (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor, director or otherwise).
(e)    Non-Competition.
(i)    During the Non-Compete Period, the Participant shall not, directly or indirectly, (A) solicit, service, or assist any other individual, person, firm or other entity in soliciting or servicing any Customer for the purpose of providing and/or selling any products that are provided and/or sold by the Company or its Subsidiaries, or performing any services that are performed by the Company or its Subsidiaries, (B) interfere with or damage (or attempt to interfere with or damage) any relationship and/or agreement between the Company or its Subsidiaries and any Customer or (C) associate (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor, director or otherwise) with any Competitive Enterprise; provided, however, that the Participant may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities so long as his/her direct holdings in any such entity shall not in the aggregate constitute more than 1% of the voting power of such entity. The Participant agrees that, before providing services, whether as an employee or consultant, to any entity during the Non-Compete Period, he/she will provide a copy of this Agreement to such entity, and such entity shall acknowledge to the Company in writing that it has read this Agreement. The Participant acknowledges that this covenant has a unique, very substantial and immeasurable value to the Company, that the Participant has sufficient assets and skills to provide a livelihood for the Participant while such covenant remains in force and that, as a result of the foregoing, in the event that the Participant breaches such covenant, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper.
(ii)    If the restrictions contained in Section 7(e)(i) shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Section 7(e)(i) shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable.
(f)    Conflicting Obligations and Rights. The Participant agrees to inform the Company of any apparent conflicts between the Participant's work for the Company and any obligations the Participant may have to preserve the confidentiality of another's proprietary information or related materials before using the same on the Company's behalf. The Company shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.
(g)    Enforcement. The Participant acknowledges that in the event of any breach or threatened breach of this Section 7, the business interests of the Company and its Affiliates will be irreparably injured, the full extent of the damages to the Company and its Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company and its Affiliates, and the Company will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Participant expressly waives. The Participant understands that the Company may waive some of the requirements expressed in this Agreement, but that, for such a waiver to be effective, it must be made in writing and should not in any way be deemed a waiver of the Company's right to enforce any other requirements or provisions of this Agreement. The Participant agrees that each of the Participant's obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement.

8.    Non‑transferability.
(a)    Restriction on Transfers. Except as provided in Section 8(b) below, all RSUs, and any rights or interests therein, (i) shall not be sold, exchanged, transferred, assigned or otherwise disposed of in any way at any time by the Participant (or any beneficiary(ies) of the Participant), other than by testamentary disposition by the Participant or by the laws of descent and distribution, (ii) shall not be pledged or encumbered in any way at any time by the Participant (or any beneficiary(ies) of the Participant) and (iii) shall not be subject to execution, attachment or similar legal process. Any attempt to sell, exchange, pledge, transfer, assign, encumber or otherwise dispose of these RSUs, or the levy of any execution, attachment or similar legal process upon RSUs contrary to the terms of this Agreement and/or the Plan shall be null and void and without legal force or effect.
(b)    Permissible Transfers. During the Participant’s lifetime, the Participant may, with the consent of the Committee, transfer without consideration all or any portion of RSUs granted under this Agreement to one or more Family Members, to a trust established for the exclusive benefit of one or more Family Members, to a partnership in which all the partners are Family Members, or to a limited liability company in which all the members are Family Members.
9.    Entire Agreement; Amendment. This Agreement, together with the Plan contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.
10.    Acknowledgment of Participant. This award of RSUs does not entitle the Participant to any benefit other than that granted under this Agreement. Any benefits granted under this Agreement are not part of the Participant’s ordinary salary and shall not be considered as part of such salary in the event of severance, redundancy or resignation. The Participant understands and accepts that the benefits granted under this Agreement are entirely at the discretion of the Company and that the Company retains the right to amend or terminate this Agreement and the Plan at any time, at its sole discretion and without notice.
11.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to the principles of conflict of laws thereof.
12.    Government Tax Withholding Obligations.
(a)    General. As a condition to the (a) vesting of the RSUs or (b) distribution of shares of Common Stock to the Participant, in both instances, as applicable, the Participant shall be required to pay in cash, or to make other arrangements satisfactory to the Company, the minimum amount sufficient to satisfy any federal, provincial, state, local and foreign tax withholdings or other obligation of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) that the Company, in its sole discretion, deems necessary to comply with the Code and/or any other applicable law, rule or regulation with respect to the RSUs (the “Withholdings”). Unless payment of the Withholdings are made by the Participant pursuant to the previous sentence, the RSUs shall either not vest or the Company shall have no obligation to deliver or issue a certificate or book-entry transfer for such shares of Common Stock. At the Company’s sole discretion, the Company can mandate that the Participant satisfy all or part of its obligations to pay the Withholdings by the sale of shares of Common Stock through a broker designated by the Company, and require that the proceeds of the sale be conveyed by the broker directly to the Company.  If the Company makes this election, the Company in its sole discretion can further require the Participant to enter into a trading plan designed to be compliant with Rule 10b5-1 under the Securities Exchange Act of 1934 so as to permit the sale of such shares of Common Stock during periods where trading by the Participant would otherwise be restricted.
13.    No Right to Employment. Any questions as to whether and when there has been a termination of such employment and the cause of such termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate the Participant’s employment or service at any time, for any reason and with or without cause.
14.    Notices. Any notice that may be required or permitted under this Agreement shall be in writing and shall be delivered in person or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:
(a)    If such notice is to the Company, to the attention of the General Counsel of the Company or at such other address as the Company, by notice to the Participant, shall designate in writing from time to time.
(b)    If such notice is to the Participant, at his/her address as shown on the Company’s records, or at such other address as the Participant, by notice to the Company, shall designate in writing from time to time.
15.    Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the RSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.
16.    Compliance with Laws. This issuance of RSUs (and the shares of Common Stock underlying the RSUs) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act and the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue RSUs or any of the shares of Common Stock pursuant to this Agreement if any such issuance would violate any such requirements.

17.    Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except as provided by Section 8 hereof) any part of this Agreement without the prior express written consent of the Company.
18.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
19.    Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
20.    Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.
21.    Severability. The invalidity or unenforceability of any provisions of this Agreement, including, without limitation Section 7, in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
22.    Compensatory Arrangements. The Company and the Participant hereby acknowledge and agree that this Agreement has been executed and delivered, and RSUs, and the Shares delivered upon settlement, have been issued hereunder, in connection with and as a part of the compensation and incentive arrangements between the Company and its Subsidiaries, on the one hand, and the Participant, on the other hand.
23.    Section 409A of the Code.
(a)    The portion of this award of RSUs representing the aggregate number of RSUs that are scheduled to vest on December 22, 2018 and December 22, 2019 as set forth in Section 3(a) (collectively, the “Continued Eligible Vesting RSUs”) is intended to comply with Section 409A of the Code and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith in respect of the Continued Eligible Vesting RSUs. If the Participant notifies the Company (with specificity as to the reason therefor) that the Participant believes that any provision of this Agreement would cause the Participant to incur any additional tax or interest under Section 409A of the Code and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Participant, reform such provision to attempt to comply with Section 409A of the Code through good faith modifications to the minimum extent reasonably appropriate to conform with Section

409A of the Code. To the extent that any provision hereof is modified in order to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Participant and the Company of the applicable provision without violating the provisions of Section 409A of the Code. For the sake of clarity, the Company does not hereby agree to indemnify the Participant for liabilities incurred as a result of Section 409A of the Code, it being understood, however, that this clarification shall not be construed as a waiver by the Participant of any claim for damages for breach of contract that are related to Section 409A of the Code.
(b)    Any settlement of the Continued Eligible Vesting RSUs that is triggered by a Termination, termination of employment or like terms shall be construed to require a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “Termination,” “termination of employment” or like terms shall mean “separation from service.” If the Participant is deemed on the date of termination of employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any settlement of the Continued Eligible Vesting RSUs on account of a “separation from service,” such settlement shall be made at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Participant, and (ii) the date of the Participant’s death, to the extent required under Section 409A of the Code. Upon the expiration of the foregoing delay period, the settlement of the Continued Eligible Vesting RSUs delayed pursuant to this Section 23(b) shall be made on the first business day following the date of the “separation from service.”
(c)    If settlement of the Continued Eligible Vesting RSUs is triggered by a Change in Control, then such Change in Control must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5).
(d)    Notwithstanding any other provision of this Agreement to the contrary, if settlement of the Continued Eligible Vesting RSUs is triggered by the Participant’s Disability, then “Disability” shall mean that the Participant is “disabled” within the meaning of Section 409A(a)(2)(C)(i) or (ii) of the Code.
(e)    Notwithstanding any other provision of this Agreement to the contrary, in no event shall the Continued Eligible Vesting RSUs be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.
24.    Definitions. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. For purposes of this Agreement, the following words and phrases shall have the following meanings, unless a different meaning is plainly required by the context:
(a)     “Competitive Enterprise” means a business enterprise that engages in, or owns or controls a significant interest in any entity that engages in the sale or manufacture of entryway doors or door components or other products that are manufactured and sold by the Company and its Subsidiaries, during the time the Participant was employed by the Company or its Subsidiaries, and does business (the “Company’s Business”) (i) in the United States of America,

(ii) Canada or (iii) any other country where the Company or its Subsidiaries operates facilities or sells products, but only if the Participant had operational, financial reporting, marketing or other responsibility or oversight for the facility or business in the respective country. Notwithstanding the foregoing, in the event that a business enterprise has one or more lines of business that do not involve the Company’s Business, the Participant shall be permitted to associate with such business enterprise if, and only if, the Participant does not participate in or have supervisory authority with respect to any line of business involving the Company’s Business.
(b)    “Confidential Information” means all non-public information concerning trade secrets, know-how, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public, proprietary, and confidential information of the Company or its Affiliates. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Participant's employment with the Company, information publicly available or generally known within the industry or trade in which the Company competes and information or knowledge possessed by the Participant prior to his/her employment by the Company shall not be considered Confidential Information.
(c)    “Customer” means any person, firm, corporation or other entity whatsoever to whom the Company or its Subsidiaries provided services or sold any products to within a twelve (12) month period on, before or after the Participant’s date of Termination.
(d)    “Detrimental Misconduct” means (i) conduct which is injurious to the Company or its business or reputation, involving a material breach of Company policy, or applicable laws or regulations to which the Participant is subject, or an agreement between the Company and the Participant, or (ii) any other action (or failure to act) involving illegal acts, theft, fraud, intentional misconduct, or gross negligence on the part of the Participant, related to his or her position with the Company.
(e)    “Financial Misconduct” means fraud, gross negligence or intentional or willful misconduct that contributes, directly or indirectly, to the Company’s financial or operational results that are used to determine the extent to which any award of cash or stock under the Plan being misstated, regardless of whether the Company is required to prepare an accounting restatement of its consolidated financial statements, which is discovered during the relevant year in which such award is awarded or payable or within three years thereafter.
(f)    “Good Reason” means (i) in the event the Participant is a party to an Employment Agreement between the Participant and the Company or its Subsidiaries in effect on the Participant’s date of Termination (the “Employment Agreement”), “Good Reason” as defined under the Employment Agreement as in effect on the Participant’s date of Termination; or (ii) in the event the Participant is not a party to an Employment Agreement as in effect on the Participant’s date of Termination, “Good Reason” shall mean “Good Reason” as determined by the Committee, in its sole discretion.

(g)    “Non-Compete Period” means, (i) in the event the Participant is a party to an Employment Agreement in effect on the Participant’s date of Termination, the period during which the Participant is subject to the non-competition covenant set forth in the Employment Agreement or, (ii) if the Employment Agreement is not in effect on the Participant’s date of Termination or if the Participant is not a party to the Employment Agreement or such Employment Agreement does not contain a non-competition covenant, “Non-Compete Period” shall mean the period commencing on the Grant Date and ending twelve (12) months after the Participant's date of Termination or, (iii) if after Termination of employment, the Participant enters into a consulting agreement the “Non-Compete Period” shall mean the period commencing on the Grant Date and ending twelve (12) months after the termination of the consulting arrangement unless the consulting agreement specifies a different time period.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MASONITE INTERNATIONAL CORPORATION
By:	/s/ Frederick J. Lynch

Name:	Frederick J. Lynch

Title:	President and Chief Executive Officer

PARTICIPANT
Name:	Lawrence P. Repar

/s/ Lawrence P. Repar